   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 14, 1997

                                                       REGISTRATION NO. 333-5738
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                AMENDMENT NO. 4

                                       TO
                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            VITA FOOD PRODUCTS, INC.
                 (Name of Small Business Issuer in its Charter)

              NEVADA                              2091                    #36-3171548
   (State or Other Jurisdiction       (Primary Standard Industrial      (I.R.S. Employer
of Incorporation or Organization)     Classification Code Number)     Identification No.)

                              2222 W. LAKE STREET
                            CHICAGO, ILLINOIS 60612
                                 (312) 738-4500
(Address and Telephone Number of Principal Executive Offices and Principal Place
                                  of Business)

                          STEPHEN D. RUBIN, PRESIDENT
                            VITA FOOD PRODUCTS, INC.
                              2222 W. LAKE STREET
                            CHICAGO, ILLINOIS 60612
                                 (312) 738-4500
           (Name, Address and Telephone Number of Agent for Service)
                Please address a copy of all communications to:

                      MICHAEL J. GAMSKY                                                LESLIE J. WEISS
  MUCH SHELIST FREED DENENBERG AMENT BELL & RUBENSTEIN, P.C.                    SUGAR, FRIEDBERG & FELSENTHAL
              200 N. LASALLE STREET, SUITE 2100                                    30 NORTH LASALLE STREET
                   CHICAGO, ILLINOIS 60601                                         CHICAGO, ILLINOIS 60602
                 TELEPHONE NO: (312) 346-3100                                    TELEPHONE NO: (312) 704-9400
                    FAX NO: (312) 621-1750                                          FAX NO: (312) 372-7951

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE


                TITLE OF EACH CLASS                        AMOUNT          PROPOSED MAXIMUM     PROPOSED MAXIMUM
                OF SECURITIES TO BE                         TO BE           OFFERING PRICE     AGGREGATE OFFERING
                    REGISTERED                           REGISTERED         PER SECURITY(1)         PRICE(1)
UNITS CONSISTING OF:
Common Stock ($.01 par value)(2).................          862,500               $7.00             $6,037,500
Redeemable Common Stock Purchase Warrants(3).....          862,500               $0.10               $86,250
Common Stock, par value $.01 per share, issuable on
 exercise of Redeemable Common Stock Purchase
 Warrants(5).....................................          862,500              $11.20             $9,660,000
Representatives' Warrants(4)(6)..................          75,000                 (6)                  $10
Common Stock par value $0.01 per share issuable
 upon exercise of Representatives'
 Warrants(4)(5)..................................          75,000               $11.55              $866,250
Redeemable Common Stock Purchase Warrants issuable
 upon exercise of Representatives' Warrants(4)...          75,000               $0.165               $12,375
Common Stock, par value $0.01 per share, issuable
 upon exercise of Redeemable Common Stock Purchase
 Warrants issuable upon exercise of
 Representatives' Warrants(4)(5).................          75,000               $11.20              $840,000
    Total........................................                                                  $17,502,385

                TITLE OF EACH CLASS                       AMOUNT OF
                OF SECURITIES TO BE                     REGISTRATION
                    REGISTERED                             FEE(8)
UNITS CONSISTING OF:
Common Stock ($.01 par value)(2).................         $2,081.89
Redeemable Common Stock Purchase Warrants(3).....          $29.74
Common Stock, par value $.01 per share, issuable on
 exercise of Redeemable Common Stock Purchase
 Warrants(5).....................................         $3,331.03
Representatives' Warrants(4)(6)..................           $0.01
Common Stock par value $0.01 per share issuable
 upon exercise of Representatives'
 Warrants(4)(5)..................................          $298.71
Redeemable Common Stock Purchase Warrants issuable
 upon exercise of Representatives' Warrants(4)...           $4.27
Common Stock, par value $0.01 per share, issuable
 upon exercise of Redeemable Common Stock Purchase
 Warrants issuable upon exercise of
 Representatives' Warrants(4)(5).................          $289.65
    Total........................................       $6,035.30(8)

(1) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.
(2) Includes 112,500 shares of Common Stock subject to the Underwriters' over-allotment option.
(3) Includes 112,500 Warrants subject to the Underwriter's over-allotment option.
(4) To be issued to Representatives of the Underwriters.
(5) Reserved for issuance upon exercise of the Redeemable Common Stock Purchase Warrants and Representatives' Warrants.
(6) Representatives' Warrants will be issued for nominal consideration totaling $10.
(7) Pursuant to Rule 416, this Registration Statement also relates to an indeterminate number of additional shares as may be issued as a result of anti-dilution provisions of the Redeemable Common Stock Purchase Warrants (the "Warrants"), and Representatives' Warrant's and the Warrants underlying the Representatives' Warrants.
(8) Registration fee of $10,059.71 was previously paid.
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                               TABLE OF CONTENTS

                                                  PAGE
Prospectus Summary.............................     3
Risk Factors...................................     8
Use of Proceeds................................    17
Capitalization.................................    18
Dividend Policy................................    18
Dilution.......................................    19
Selected Financial Data........................    20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations................................    22
Business.......................................    29
Management.....................................    39
Certain Relationships and Related
  Transactions.................................    44
Principal Shareholders.........................    46
Description of the Company's Securities........    47
Shares Eligible for Future Sale................    49
Underwriting...................................    50
Legal Matters..................................    52
Experts........................................    52
Additional Information.........................    53
Financial Statements...........................   F-1

UNTIL FEBRUARY , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                   VITA FOOD
                                 PRODUCTS, INC.
                               750,000 SHARES OF
                                  COMMON STOCK
                                      AND
                               750,000 REDEEMABLE
                             COMMON STOCK PURCHASE
                                    WARRANTS
(INITIALLY SHARES OF COMMON STOCK AND WARRANTS MAY ONLY BE PURCHASED TOGETHER ON
     THE BASIS OF ONE SHARE OF COMMON STOCK AND ONE WARRANT, BUT WILL TRADE
            SEPARATELY IMMEDIATELY AFTER THE OFFERING IS COMPLETED)

                              (Vita Foods Logo)

                                   PROSPECTUS
                        NATIONAL SECURITIES CORPORATION
                          ACCESS FINANCIAL GROUP, INC.

                                 JANUARY , 1997

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Articles of Incorporation limit the personal liability of directors to the fullest extend permitted by Nevada law. Nevada law provides that directors or officers of a corporation will not be personally liable for damages for breach of their fiduciary duties as directors or officers, except liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) unlawful payments of dividends. Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. In addition, the Company's Articles of Incorporation provide that the Company shall to the fullest extent permitted by Nevada law, indemnify any and all persons whom it shall have the power to indemnify under Nevada law from and against any and all expenses, liabilities or other matters referred to or covered by Nevada law. This indemnification is in addition to any other rights of indemnification to which such persons may be entitled under the Company's by-laws, any agreement or notice of shareholders or disinterested directors.

     The Company's By-laws provide that the Company shall indemnify its directors, and officers, employees and other agents for certain expenses (including attorneys' fees), judgments, fines, and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director, officer, employee or agent of the Company if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company or any other company or enterprise to which such person provides services at the request of the Company. The Company's By-laws also permit it to secure insurance on behalf of any director, officer, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the By-laws would permit indemnification. The Company does not have any separate indemnification agreements with its directors or officers.

     The description of Nevada law is not intended to be complete. The description of the Company's Article of Incorporation and its By-laws is not intended to be complete and is respectively qualified in its entirety by such Articles and By-laws.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses (other than underwriting discounts and commissions and the Representatives' non-accountable expense allowance) expected to be incurred in connection with the offering described in this Registration Statement. All amounts are estimated except the SEC Registration Fee and the NASD Fee.


SEC Registration Fee.......................................................   $ 10,059.71
NASD Fee...................................................................      3,417.32
Chicago Stock Exchange Listing Fee.........................................     20,000.00
Printing and Engraving Costs...............................................     50,000.00
Accounting Fees and Expenses...............................................     85,000.00
Legal Fees and Expenses....................................................    150,000.00
Blue Sky Fees and Expenses.................................................     40,000.00
Transfer Agent and Registrar Fees and Expenses.............................      7,500.00
Miscellaneous..............................................................     42,498.97
  Total....................................................................   $408,476.00


     All of the listed expenses of this offering will be paid by the Company.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     Not Applicable.

ITEM 27. EXHIBITS.

     See Exhibit Index E-1 which is incorporated herein by reference.

ITEM 28. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "SECURITIES ACT") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the provisions described in Item 24, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that it will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

           (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

          (iii) Include any additional or changed material information on the plan of dissolution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     The undersigned Registrant hereby undertakes that:

          For purposes of determining any liability under the Securities Act, the Registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declares it effective.

          For purposes of determining any liability under the Securities Act, the Registrant will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in this registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

     The Registrant will provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf by the undersigned, in the City of Chicago, State of Illinois, on January 14, 1997.


                                             VITA FOOD PRODUCTS, INC.

                                             By: /s/     STEPHEN D. RUBIN
                                                       STEPHEN D. RUBIN
                                                           PRESIDENT


     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the following capacities on January 14, 1997.


                      SIGNATURES                                                TITLE

          /s/               STEPHEN D. RUBIN                            Director and President
                   STEPHEN D. RUBIN                                 (Principal Executive Officer)

          /s/              CLARK L. FELDMAN                Director, Executive Vice President and Secretary
                   CLARK L. FELDMAN

           /s/               JAY H. DEMBSKY                    Vice President, Chief Financial Officer
                    JAY H. DEMBSKY                                and Treasurer (Principal Financial
                                                                       and Accounting Officer)

          /s/               SAM GORENSTEIN*                                    Director
                    SAM GORENSTEIN

           /s/                 NEIL JANSEN*                                    Director
                     NEIL JANSEN

           /s/                MICHAEL HORN*                                    Director
                     MICHAEL HORN

         /s/           JEFFREY C. RUBENSTEIN*                                  Director
                JEFFREY C. RUBENSTEIN

        * By: /s/            Stephen D. Rubin
                   STEPHEN D. RUBIN
                   ATTORNEY-IN-FACT


                               INDEX TO EXHIBITS


  EXHIBIT
  NUMBER                                      EXHIBIT TITLE

  1.1         Form of Underwriting Agreement

  2.1         Plan of Merger

  3.1         Articles of Incorporation of the Company

  3.2         By-laws of the Company

  4.1         Form of Common Stock Certificate

  4.2         Form of Representatives' Warrant Agreement between the Company and National
              Securities Corporation and [Representative], as representative of the several
              Underwriters (the "Representatives"), including Form of Representatives'
              Warrant

  4.3         Form of Warrant Agreement between the Company and American Stock Transfer &
              Trust Company and the Representative, including form of Warrant Certificate

   5.1        Opinion of Much Shelist Freed Denenberg Ament Bell & Rubenstein, P.C.

  10.1        Voting Agreement dated as of February 26, 1990 by and between Sam Gorenstein and J.B.F. Enterprises as first parties, and Stephen D. Rubin, Clark L.
              Feldman and V-F Acquisition, Inc., as second parties

  10.2        Settlement Agreement and General Release dated as of February 26, 1990 executed by David Gorenstein, Sam Gorenstein and Sid Gorenstein; by officers and directors of the Company; by Stephen D. Rubin for Herring Haven
              Investments, Inc.; by Stephen D. Rubin for V-F Acquisition, Inc.; and by
              Herring Haven Investments, Inc. and Stephen D. Rubin for Herring Investments,
              Ltd.

  10.3        Loan and Security Agreement dated as of March 20, 1995 by and between the
              Company and NBD Bank, as amended

  10.4        Form of 1996 Employee Stock Option Plan

  10.5        Form of 1996 Stock Option Plan for Non-Employee Directors

  10.6        Form of 1996 Employee Stock Purchase Plan

  10.7        Form of Employment Agreement between the Company and Stephen D. Rubin

  10.8        Form of Employment Agreement between the Company and Clark L. Feldman

  10.9        Long Term Supply/Purchase Agreement dated as of September 1, 1992 by and between the Company and Barry's Limited

  10.10       Exclusive Distributorship Agreement dated as of December 1, 1994 by and between the Company and Brookside Products, Ltd.

  10.11       Agreement dated as of May 1, 1994 by and between the Company and Local 546,
              United Food & Commercial Workers International Union, AFL-CIO

  10.12       Agreement dated as of April 1, 1994 by and between the Company and the
              International Union of Operating Engineers Local 399, AFL-CIO

  10.13       Subordinated Participation Agreement dated as of July 10, 1995 by and between
              NBD Bank and Stephen D. Rubin

  10.14       Subordinated Participation Agreement dated as of July 10, 1995 by and between
              NBD Bank and Clark L. Feldman

  10.15       Subordinated Participation Agreement dated as of July 10, 1995 by and between
              NBD Bank and Jeffrey Rubenstein

  EXHIBIT
  NUMBER                                      EXHIBIT TITLE
  10.16       Subordinated Participation Agreement dated as of July 10, 1995 by and between
              NBD Bank and Edward Levine

  10.17       Subordinated Participation Agreement dated as of July 10, 1995 by and between
              NBD Bank and James M. Rubin

  10.18       Subordination Agreement and Assignment dated as of March 20, 1995 by and between the Company and Stephen D. Rubin and delivered to NBD Bank.

  10.19       Subordination Agreement and Assignment dated as of March 20, 1995 by and between the Company and Clark L. Feldman and delivered to NBD Bank.

  10.20       Subordination Agreement and Assignment dated as of March 20, 1995 by and between the Company and Jeffrey Rubenstein and delivered to NBD Bank.

  10.21       Subordination Agreement and Assignment dated as of March 20, 1995 by and between the Company and Sam Gorenstein and delivered to NBD Bank

  10.22       Subordination Agreement and Assignment dated as of March 20, 1995 by and between the Company and David Gorenstein and delivered to NBD Bank.

  10.23       Subordination Agreement and Assignment dated as of March 20, 1995 by and between the Company and Edward Levine and delivered to NBD Bank

  10.24       Requirements Manufacturing and Co-Packing Agreement dated as of August 30,
              1996 by and between the Company and Cedar's Mediterranean Foods, Inc.

  10.25       401(k) Profit Sharing Plan and Trust

  10.26       Gorenstein Agreement dated September 20, 1996 by and among the Company,
              Stephen D. Rubin, Clark L. Feldman, Sam Gorenstein, David Gorenstein and
              J.B.F. Enterprises

  10.27       Commitment Letter dated November 8, 1996 from American National Bank and Trust
              Company of Chicago agreeing to extend the maturity date of the Company's Bank
              Credit Facilities until April 30, 1998

   23.1       Consent of Much Shelist Freed Denenberg Ament Bell & Rubenstein, P.C.
              (included as part of Exhibit 5.1)

  *23.2       Consent of BDO Seidman, LLP

  24.1        Power of Attorney (included on page II-3 of the Registration Statement on Form
              SB-2)

  99.1        Consent of Steven A. Rothstein to serve as a director of Vita Food Products,
              Inc.



* Filed herewith, exhibits not marked with an asterisk were filed as part of the Form SB-2 Registration Statement, as amended (File No. 333-5738), filed with the Securities and Exchange Commission on September 23, 1996.